Exhibit (a)(5)(j)

Proposed Acquisition of Accelrys by Dassault Systèmes Cleared by CFIUS

VÉLIZY-VILLACOUBLAY, France — April 24, 2014 — Dassault Systèmes (Euronext Paris: #13065, DSY.PA), the 3DEXPERIENCE Company, world leader in 3D design software, 3D Digital Mock Up and Product Lifecycle Management (PLM) solutions announces that the Committee on Foreign Investment in the United States (CFIUS) has completed its investigation of the acquisition of Accelrys, Inc. (NASDAQ: ACCL) (Accelrys) by Dassault Systèmes and determined that there are no unresolved national security concerns with the proposed acquisition. Accordingly, the condition to the tender offer by Dassault Systèmes’s wholly owned indirect subsidiary, 3DS Acquisition Corp., to purchase all outstanding shares of Accelrys common stock at an offer price of $12.50 per share in cash, without interest and subject to any required withholding of taxes, relating to receipt of written confirmation that CFIUS has completed its investigation of the acquisition and determined that there are no unresolved national security concerns has been satisfied.

As previously announced, the tender offer is scheduled to expire at midnight, New York City time, at the end of the day on Monday, April 28, 2014, unless otherwise extended or terminated. Dassault Systèmes now expects to proceed expeditiously to close the acquisition and that the acquisition will close promptly thereafter. Except for satisfaction of the condition relating to CFIUS, all other terms and conditions of the tender offer remain unchanged.

Important notices

This release does not constitute, nor does it form part of, any offer or invitation to buy, sell, exchange or otherwise dispose of, or any issuance, or any solicitation of any offer to sell or issue, exchange or otherwise dispose of any securities. On February 13, 2014, Dassault Systèmes filed with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO regarding the tender offer described in this press release. The stockholders of Accelrys are strongly advised to read the tender offer statement (as updated and amended) filed by Dassault Systèmes because it contains important information that Accelrys’ stockholders should consider before tendering their shares. The tender offer statement and other documents filed by Dassault Systèmes and Accelrys with the SEC are available for free at the SEC’s website (http://www.sec.gov) and may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022 or by calling +1(888) 750-5834.

This release contains forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of the control of Dassault Systèmes, are difficult to predict and may cause actual outcomes to differ significantly from any future outcomes expressed or implied in the forward-looking statements in this release. While Dassault Systèmes believes that the assumptions made and the expectations reflected in this release are reasonable, no assurance can be given that such assumptions or expectations will prove to have been correct and no guarantee of whatsoever nature is assumed in this respect. The uncertainties include the satisfaction of the remaining conditions to the tender offer and related transactions, changes in general economic conditions and government and regulatory actions. These known, unknown and uncertain factors are not exhaustive, and other factors, whether known, unknown or unpredictable, could cause the group’s actual results or ratings to differ materially from those assumed hereinafter. Dassault Systèmes undertakes no obligation to update or revise the forward-looking statements in this release whether as a result of new information, future events or otherwise.

For all questions relating to the tender offer, please call Innisfree M&A Incorporated at +1 (888) 750-5834.

About Dassault Systèmes

Dassault Systèmes, the 3DEXPERIENCE Company, provides business and people with virtual universes to imagine sustainable innovations. Its world-leading solutions transform the way products are designed, produced, and supported. Dassault Systèmes’ collaborative solutions foster social innovation, expanding possibilities for the virtual world to improve the real world. The group brings value to over 190,000 customers of all sizes, in all industries, in more than 140 countries.

CATIA, SOLIDWORKS, SIMULIA, DELMIA, ENOVIA, GEOVIA, EXALEAD, NETVIBES, 3DSWYM and 3D VIA are registered trademarks of Dassault Systèmes or its subsidiaries in the US and/or other countries.

Dassault Systèmes Investor Relations Contacts:

Corporate	F-J BORDONADO/ B. MARTINEZ
North America	Michele KATZ 3DS.Tenderoffer-Accelrys@3DS.COM

Dassault Systèmes Press Contact:

North America	Elena FERNANDEZ
elena.fernandez@3ds.com
+1 (978) 442-2790